Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and Full-Year 2025 Results

Increases in net interest income and certain noninterest income categories, sustained strength in asset quality metrics and capital levels, and acquisition of Eastern Michigan Financial Corporation highlight the year

GRAND RAPIDS, Mich., January 20, 2025 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $22.8 million, or $1.40 per diluted share, for the fourth quarter of 2025, compared with net income of $19.6 million, or $1.22 per diluted share, for the respective prior-year period.  For the full-year 2025, Mercantile reported net income of $88.8 million, or $5.47 per diluted share, compared with net income of $79.6 million, or $4.93 per diluted share, for the full-year 2024.

“We are very pleased to report another year of solid financial performance amid the prolonged and continuing period of uncertain macro-economic conditions,” said Ray Reitsma, President and Chief Executive Officer of Mercantile.  “Our robust financial results were driven by net interest income expansion, a steady net interest margin, notable increases in treasury management fees, mortgage banking income, and payroll services fees, a reduced provision for credit losses, lower federal income tax expense, solid local deposit growth, and ongoing strength in asset quality and capital measures.  We lowered our loan-to-deposit ratio through local deposit generation, and we will remain focused on building our local deposit base to fund anticipated asset growth.  We were also pleased to complete the acquisition of Eastern Michigan Financial Corporation on December 31, 2025, and look forward to working with our new colleagues to bring an expanded suite of financial solutions to clients and prospects in East and Southeast Michigan.”

Full-year highlights include:

●	Acquired Eastern Michigan Financial Corporation ("Eastern"), former holding company for Eastern Michigan Bank, which is headquartered in Croswell, Michigan, and had $572 million in total assets, further expanding Mercantile’s presence in East and Southeast Michigan
●	Return on average assets of 1.4 percent and return on average equity of 14.1 percent
●	Tangible book value per common share of $36.78 as of December 31, 2025, up $3.64, or approximately 11 percent, since December 31, 2024
●	Net interest income growth of approximately 5 percent
●	Steady net interest margin despite changing interest rate environment
●	Notable increases in treasury management fees, mortgage banking income, and payroll services fees of approximately 11 percent, 6 percent, and 14 percent, respectively
●	Substantial decline in effective tax rate from approximately 19 percent during 2024 to 14 percent during 2025 in part due to the acquisition of transferable energy credits and net benefits from investments in low income housing and historical tax credit structures
●	Sustained strength in commercial loan pipeline
●	Continuing low levels of nonperforming assets, past due loans, and loan charge-offs
●	Noteworthy reduction in loan-to-deposit ratio from approximately 98 percent as of December 31, 2024, to approximately 95 percent as of December 31, 2025, primarily reflecting robust local deposit growth, with a further decline to 91 percent when considering the impact of the acquisition of Eastern
●	Solid tangible and regulatory capital positions
●	Contributed $1.1 million to The Mercantile Bank Foundation

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $62.1 million during the fourth quarter of 2025, up $3.6 million, or 6.0 percent, from $58.5 million during the prior-year fourth quarter.  Net interest income during the fourth quarter of 2025 was $51.0 million, up $2.6 million, or 5.5 percent, from $48.4 million during the respective 2024 period primarily due to growth in earning assets and a slightly higher net interest margin.  Noninterest income totaled $11.1 million during the fourth quarter of 2025, up $0.9 million, or 8.7 percent, from $10.2 million during the fourth quarter of 2024.  The increase in noninterest income mainly reflected higher levels of bank owned life insurance income and treasury management fees.

The net interest margin was 3.43 percent in the fourth quarter of 2025, up marginally from 3.41 percent in the prior-year fourth quarter.  The yield on average earning assets was 5.52 percent during the current-year fourth quarter, a decrease from 5.80 percent during the respective 2024 period.  The lower yield mainly stemmed from a reduced yield on loans and a change in earning asset mix, which more than offset an improved yield on securities resulting from the reinvestment of relatively low-yielding bonds and portfolio expansion activities.  The yield on loans was 6.12 percent during the fourth quarter of 2025, down from 6.38 percent during the fourth quarter of 2024, primarily due to lower interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) lowering the targeted federal funds rate.  The FOMC decreased the targeted federal funds rate by 25 basis points in each of November and December of 2024 and September, October, and December of 2025, during which time average variable-rate commercial loans represented approximately 75 percent of average total commercial loans.  Signifying the success of a strategic initiative to lower the loan-to-deposit ratio and increase on-balance sheet liquidity, higher-yielding loans represented a decreased percentage of earning assets and lower-yielding securities accounted for an increased percentage of earning assets in the fourth quarter of 2025 compared to the fourth quarter of 2024. The yield on securities equaled 2.96 percent during the fourth quarter of 2025, up from 2.54 percent during the prior-year fourth quarter.

During the fourth quarter of 2025, the cost of funds was 2.09 percent, down from 2.39 percent during the fourth quarter of 2024, mainly due to lower rates paid on money market accounts and time deposits, reflecting the decreased interest rate environment from November of 2024 through December of 2025 corresponding with the FOMC’s lowering of the targeted federal funds rate during the period.

Net revenue was $243 million during 2025, up $11.2 million, or 4.8 percent, from $231 million during 2024.  Net interest income totaled $201 million during 2025, up $10.0 million, or 5.2 percent, from $191 million during 2024 as growth in earning assets and a decreased cost of funds more than offset a lower yield on earning assets.  Noninterest income was $41.6 million during 2025, up $1.2 million, or 3.0 percent, from $40.4 million during 2024.  The increase in noninterest income primarily reflected higher levels of treasury management fees, bank owned life insurance income, mortgage banking income, and payroll services fees.

The net interest margin was 3.47 percent in 2025, down from 3.58 percent in 2024.  The yield on average earning assets was 5.69 percent during 2025, a decline from 6.01 percent during 2024.  The decreased yield resulted from a lower yield on loans, a change in earning asset mix, and a reduced yield on other interest-earning assets, which more than offset an improved yield on securities reflecting the reinvestment of relatively low-yielding bonds and portfolio growth activities. The yield on loans was 6.26 percent during 2025, down from 6.59 percent during 2024 largely due to reduced interest rates on variable-rate commercial loans stemming from the FOMC lowering the targeted federal funds rate by 50 basis points in September of 2024 and 25 basis points in each of November and December of 2024 and September, October, and December of 2025.  Higher-yielding loans accounted for a decreased percentage of earning assets and lower-yielding securities represented an increased percentage of earning assets in 2025 compared to 2024.  The decreased yield on other interest-earning assets during 2025 primarily reflected the lower interest rate environment.  The yield on securities equaled 2.86 percent during 2025, up from 2.29 percent during 2024.

The cost of funds was 2.22 percent during 2025, down from 2.43 percent during 2024, mainly due to decreased rates paid on money market accounts and time deposits, reflecting the reduced interest rate environment that began in September of 2024 in conjunction with the FOMC’s lowering of the targeted federal funds rate.

Mercantile recorded a negative provision for credit losses of $0.7 million during the fourth quarter of 2025, compared to a positive provision for credit losses of $1.5 million during the fourth quarter of 2024.  Positive provisions for credit losses of $3.2 million and $7.4 million were recorded during 2025 and 2024, respectively.  The negative provision expense recorded during the current-year fourth quarter mainly reflected improvements to the economic forecast and changes in loan mix, each of which decreased the calculated allowance by $0.3 million.  The provision expense recorded during 2025 primarily reflected a $1.9 million reserve increase related to changes in the economic forecast, a $1.8 million net increase in specific allocations driven by a $5.5 million allocation for a commercial construction loan relationship that was placed on nonaccrual during the second quarter of 2025, and a $1.5 million net increase in qualitative factor allocations.  The impacts of these factors were partially offset by $2.3 million and $1.3 million reductions in the reserve related to faster residential mortgage and consumer loan prepayment speeds and the associated reduced average lives of the portfolios and changes in baseline loss rates, respectively.

Noninterest income totaled $11.1 million and $41.6 million during the fourth quarter of 2025 and full-year 2025, respectively, compared to $10.2 million and $40.4 million during the fourth quarter of 2024 and full-year 2024, respectively.  Noninterest income during the fourth quarter of 2025 and full-year 2025 included bank owned life insurance death benefit claims of $0.8 million and $1.0 million, respectively.  Noninterest income during all of 2024 included bank owned life insurance death benefit claims and gains on the sales of other real estate owned totaling $0.7 million and $0.4 million, respectively.  Excluding these transactions, noninterest income increased $0.1 million in the fourth quarter of 2025 compared to the prior-year fourth quarter and $1.3 million in 2025 compared to 2024.  The increased level of noninterest income in the fourth quarter of 2025 mainly reflected growth in treasury management fees, while the higher level of noninterest income during 2025 primarily reflected increased treasury management fees, mortgage banking income, and payroll services fees.  Growth in treasury management and payroll services fees mainly stemmed from new commercial relationships and successful marketing efforts leading to customers’ expanded use of products and services.  The higher level of mortgage banking income primarily resulted from increased production and a heightened percentage of loans originated with the intent to sell.  Interest rate swap income declined during the fourth quarter of 2025 and full-year 2025 compared to the respective 2024 periods, generally reflecting a lower volume of new swap transactions.

Noninterest expense totaled $36.7 million and $136 million during the fourth quarter of 2025 and full-year 2025, respectively, compared to $33.8 million and $126 million during the fourth quarter of 2024 and full-year 2024, respectively.  The increases in noninterest expense during the 2025 periods primarily resulted from higher salary and benefit costs, mainly reflecting annual merit pay increases, market adjustments, and lower residential mortgage loan deferred salary costs, the recording of acquisition costs related to the Eastern acquisition, growth in data processing costs, and higher allocations to the reserve for unfunded loan commitments.

Federal income tax expense was $3.2 million during the fourth quarter of 2025, compared to $3.6 million during the respective 2024 period.  The $0.4 million decrease in federal income tax expense primarily resulted from the acquisition of transferable energy tax credits, which resulted in a net benefit of $1.0 million that was partially offset by a higher level of income before federal income tax.  Federal income tax expense totaled $14.7 million during 2025, compared to $18.7 million during 2024.  The acquisition of transferable energy tax credits and the net benefits from investments in low-income housing and historic tax credit structures provided for aggregate tax benefits of $3.5 million and $1.8 million, respectively, during 2025.  The recording of the tax benefits positively impacted Mercantile’s effective tax rate, which equaled 14.2 percent during 2025, down from 19.0 percent during 2024.  Net benefits from investments in tax credit structures totaled $0.2 million during 2024.

Mr. Reitsma commented, “Growth in earning assets and a reduction in the cost of funds provided for a notable increase in net interest income during 2025 compared to 2024.  Reflecting our strategy to be interest rate agnostic, the net interest margin was stable throughout the year despite a changing interest rate environment.  We are pleased with the increases in net interest income, treasury management fees, mortgage banking income, and payroll services fees, along with the decline in federal income tax expense, during 2025 compared to 2024. We remain committed to expanding the balance sheet in a cost-efficient manner while continuing to provide our clients with exceptional service and a wide array of market-leading products and services to meet their needs.”

Balance Sheet

As of December 31, 2025, total assets were $6.84 billion, up $783 million from December 31, 2024, reflecting pre-acquisition asset growth of $211 million and $572 million in assets added to the balance sheet in association with the acquisition of Eastern.  Total loans increased $221 million, or 4.8 percent, during 2025, reflecting pre-acquisition portfolio expansion of $17.4 million and $204 million in loans added to the portfolio as a result of the acquisition of Eastern.  Mercantile’s pre-acquisition commercial loan portfolio grew $58.6 million, or nearly 2 percent.  Full payoffs and partial paydowns of certain larger relationships aggregated approximately $312 million during all of 2025, compared to about $194 million during all of 2024.  The payoffs and paydowns generally stemmed from sales of assets and customers using excess cash flows generated within their operations to make line of credit reductions.  Commercial loan originations, consisting of loans to new clients and expansions of existing credit relationships, remained solid across all segments during 2025.

During 2025, other consumer loans were up $46.5 million, reflecting pre-acquisition growth of $19.5 million and additions to the portfolio of $27.0 million associated with the acquisition, and residential mortgage loans declined $36.7 million, reflecting a pre-acquisition reduction in the portfolio of $60.7 million and an acquisition-related increase of $24.0 million.  During 2025, pre-acquisition securities available for sale and interest-earning deposits increased $174 million and $40.5 million, respectively; acquisition-related increases in these asset categories totaled $198 million and $42.1 million, respectively.

As of December 31, 2025, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $237 million and $34 million, respectively.

Commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 55 percent of total commercial loans as of December 31, 2025, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits equaled $5.28 billion as of December 31, 2025, compared to $4.70 billion as of December 31, 2024.  Pre-acquisition local deposits were up $130 million, or 2.9 percent during 2025, while brokered deposits decreased $19.2 million.  The increase in local deposits reflected net growth in various existing deposit relationships and successful client acquisition efforts.  The acquisition of Eastern added $475 million in deposits, all of which were local, to the year-end 2025 balance sheet.  The pre-acquisition loan-to-deposit ratio equaled 95 percent as of December 31, 2025, down from 98 percent as of year-end 2024 largely due to the increase in local deposits.  The loan-to-deposit ratio equaled 91 percent at year-end 2025 when factoring in the impact of the acquisition.  Excluding the impact of the acquisition, wholesale funds were $457 million, or approximately 8 percent of total funds, and $537 million, or approximately 10 percent of total funds, at December 31, 2025, and December 31, 2024, respectively.  Eastern Michigan Bank did not have any wholesale funds at year-end 2025. Noninterest-bearing checking accounts represented approximately 25 percent of total deposits as of December 31, 2025, on both a pre- and post-acquisition basis.

Mr. Reitsma noted, “During 2025, the impact of strong commercial loan originations on total loan growth was substantially offset by elevated levels of line paydowns and payoffs during the year.  Our current loan pipeline is solid, which coupled with ongoing discussions with existing and potential borrowers, should provide us with ample opportunities to originate commercial loans in future periods.  We are pleased with the increase in local deposits and related decrease in our loan-to-deposit ratio during 2025 and intend on continuing our efforts to fund loan originations and investment purchases through local deposit growth.”

Asset Quality

Nonperforming assets totaled $7.9 million, or 0.1 percent of total assets, as of December 31, 2025, compared to $9.8 million, or 0.2 percent of total assets, as of September 30, 2025, and $5.7 million, or less than 0.1 percent of total assets, at December 31, 2024. The increase in nonperforming assets during 2025 mainly reflected the weakening of a commercial construction loan, which necessitated specific reserve allocations totaling $5.5 million during the second quarter and third quarter of 2025, and was subject to a partial charge-off of $2.8 million during the fourth quarter of 2025.  In addition, $1.0 million in nonperforming assets were added to the balance sheet as of year-end 2025 in association with the acquisition of Eastern.  The level of past due loans remains nominal.  During the fourth quarter of 2025, loan charge-offs totaled $2.8 million while recoveries of prior period loan charge-offs equaled $0.2 million, providing for net loan charge-offs of $2.6 million, or an annualized 0.2 percent of average total loans.  During the full-year 2025, loan charge-offs totaled $3.1 million while recoveries of prior period loan charge-offs equaled $1.2 million, providing for net loan charge-offs of $1.9 million, or less than 0.1 percent of average total loans.  The aforementioned partial charge-off of the deteriorated commercial construction loan represented approximately 99 percent and 90 percent of total loan charge-offs during the fourth quarter of 2025 and full-year 2025, respectively.

Mr. Reitsma remarked, “Our asset quality metrics remained strong during 2025, reflecting our unwavering commitment to underwriting all of our loan types in a sound and disciplined manner and our customers’ demonstrated abilities to operate effectively during the protracted and ongoing period of uncertain macro-economic conditions.  Nonperforming assets, past due loans, and loan charge-offs remain at low levels.  We believe our robust loan administration practices, which include a thorough loan review program, will allow us to identify deteriorating commercial loan relationships and detect any emerging systemic or sector-specific credit problems in a timely manner and limit the impact of such on our overall financial condition.”

Capital Position

Shareholders’ equity totaled $725 million as of December 31, 2025, up $140 million from December 31, 2024.  Mercantile Bank and Eastern Michigan Bank maintained “well-capitalized” positions at year-end 2025, with total risk-based capital ratios of 13.8 percent and 15.3 percent, respectively.  As of December 31, 2025, Mercantile Bank and Eastern Michigan Bank had approximately $213 million and $20.4 million, respectively, in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

Mercantile reported 17,181,110 total shares outstanding as of December 31, 2025.

Mr. Reitsma concluded, “Our Board of Directors’ declaration of an increased first quarter 2026 regular cash dividend demonstrates our commitment to building shareholder value through meaningful cash returns while providing sufficient support for asset expansion objectives.  We believe our strong operating results and sustained strength in asset quality and capital measures, coupled with the attainment of solid financial results in future periods as expected, should allow us to effectively address any issues arising from shifting economic and operating conditions and continue our regular cash dividend program.  Our community banking philosophy, including our steadfast focus on developing mutually beneficial relationships, has been instrumental in our ability to retain existing customers and acquire new clients, and we believe these inherent traits will provide us with ample opportunities to originate loans and grow local deposits in upcoming periods.  We are excited about our acquisition of Eastern Michigan Financial Corporation, which has already assisted us in meeting certain important strategic goals, such as lowering our loan-to-deposit ratio and increasing our on-balance sheet liquidity.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced fourth quarter 2025 conference call on Tuesday, January 20, 2026, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance.  These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank and Eastern Michigan Bank.  Mercantile Bank and Eastern Michigan Bank provide financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units.  Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities they serve, Mercantile Bank and Eastern Michigan Bank, as combined, comprise one of the largest Michigan-based banking organizations with total combined assets of approximately $6.8 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM." For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include difficulties and delays in the integration of Mercantile and Eastern and achieving anticipated synergies, cost savings and other benefits from the transaction; changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Raymond Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2025	2024	2023
ASSETS
Cash and due from banks	$54,755	$56,991	$70,408
Interest-earning deposits	418,569	336,019	60,125
Total cash and cash equivalents	473,324	393,010	130,533

Securities available for sale	1,102,230	730,352	617,092
Mortgage loans held for sale	17,160	15,824	18,607

Loans	4,821,888	4,600,781	4,303,758
Allowance for credit losses	(58,191)	(54,454)	(49,914)
Loans, net	4,763,697	4,546,327	4,253,844

Premises and equipment, net	62,468	53,427	50,928
Bank owned life insurance	105,342	93,839	85,668
Goodwill	72,656	49,473	49,473
Core deposit intangible	20,388	0	0
Other assets	217,954	169,909	147,079

Total assets	$6,835,219	$6,052,161	$5,353,224

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,339,666	$1,264,523	$1,247,640
Interest-bearing	3,944,786	3,433,843	2,653,278
Total deposits	5,284,452	4,698,366	3,900,918

Securities sold under agreements to repurchase	232,291	121,521	229,734
Federal Home Loan Bank advances	326,221	387,083	467,910
Subordinated debentures	51,015	50,330	49,644
Subordinated notes	89,657	89,314	88,971
Term note	30,000	0	0
Accrued interest and other liabilities	96,699	121,021	93,902
Total liabilities	6,110,335	5,467,635	4,831,079

SHAREHOLDERS' EQUITY
Common stock	349,431	299,705	295,106
Retained earnings	399,448	334,646	277,526
Accumulated other comprehensive income/(loss)	(23,995)	(49,825)	(50,487)
Total shareholders' equity	724,884	584,526	522,145

Total liabilities and shareholders' equity	$6,835,219	$6,052,161	$5,353,224

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
INTEREST INCOME
Loans, including fees	$71,353	$73,415	$291,355	$291,921
Investment securities	6,271	4,316	22,499	14,040
Interest-earning deposits	4,630	4,756	16,340	15,541
Total interest income	82,254	82,487	330,194	321,502

INTEREST EXPENSE
Deposits	24,775	26,874	102,510	101,395
Short-term borrowings	1,808	2,086	7,464	7,717
Federal Home Loan Bank advances	2,715	3,150	11,404	13,018
Other borrowed money	1,941	2,016	7,772	8,286
Total interest expense	31,239	34,126	129,150	130,416

Net interest income	51,015	48,361	201,044	191,086

Provision for credit losses	(700)	1,500	3,200	7,400

Net interest income after provision for credit losses	51,715	46,861	197,844	183,686

NONINTEREST INCOME
Service charges on accounts	2,263	1,866	8,134	6,842
Mortgage banking income	3,334	3,611	13,021	12,301
Credit and debit card income	2,285	2,177	9,207	8,821
Interest rate swap income	270	717	1,957	3,210
Payroll services	825	763	3,473	3,058
Earnings on bank owned life insurance	1,332	497	3,293	2,555
Other income	747	541	2,523	3,602
Total noninterest income	11,056	10,172	41,608	40,389

NONINTEREST EXPENSE
Salaries and benefits	21,836	21,482	83,198	77,924
Occupancy	2,115	1,989	8,511	8,643
Furniture and equipment	899	926	3,357	3,716
Data processing costs	3,958	3,630	15,273	13,772
Charitable foundation contributions	761	1,000	1,066	1,708
Acquisition costs	1,187	0	1,815	0
Other expense	5,970	4,779	22,739	20,026
Total noninterest expense	36,726	33,806	135,959	125,789

Income before federal income tax expense	26,045	23,227	103,493	98,286

Federal income tax expense	3,204	3,601	14,740	18,693

Net Income	$22,841	$19,626	$88,753	$79,593

Basic earnings per share	$1.40	$1.22	$5.47	$4.93
Diluted earnings per share	$1.40	$1.22	$5.47	$4.93

Average basic shares outstanding	16,263,884	16,142,578	16,237,974	16,130,696
Average diluted shares outstanding	16,263,884	16,142,578	16,237,974	16,130,696

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2025	2025	2025	2025	2024
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2025	2024
EARNINGS
Net interest income	$51,015	52,002	49,479	48,548	48,361	201,044	191,086
Provision for credit losses	$(700)	200	1,600	2,100	1,500	3,200	7,400
Noninterest income	$11,056	10,388	11,462	8,702	10,172	41,608	40,389
Noninterest expense	$36,726	34,750	33,379	31,104	33,806	135,959	125,789
Net income before federal income
tax expense	$26,045	27,440	25,962	24,046	23,227	103,493	98,286
Net income	$22,841	23,758	22,618	19,537	19,626	88,753	79,593
Basic earnings per share	$1.40	1.46	1.39	1.21	1.22	5.47	4.93
Diluted earnings per share	$1.40	1.46	1.39	1.21	1.22	5.47	4.93
Average basic shares outstanding	16,263,884	16,249,267	16,239,919	16,197,978	16,142,578	16,237,974	16,130,696
Average diluted shares outstanding	16,263,884	16,249,267	16,239,919	16,197,978	16,142,578	16,237,974	16,130,696

PERFORMANCE RATIOS
Return on average assets	1.44%	1.50%	1.50%	1.32%	1.30%	1.44%	1.40%
Return on average equity	13.50%	14.72%	14.72%	13.34%	13.36%	14.08%	14.35%
Net interest margin (fully tax-equivalent)	3.43%	3.49%	3.48%	3.47%	3.41%	3.47%	3.58%
Efficiency ratio	59.17%	55.70%	54.77%	54.33%	57.76%	56.03%	54.34%
Full-time equivalent employees	770	683	692	662	668	770	668

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.12%	6.35%	6.29%	6.28%	6.38%	6.26%	6.59%
Yield on securities	2.96%	2.90%	2.82%	2.73%	2.54%	2.86%	2.29%
Yield on other interest-earning assets	4.25%	4.63%	4.91%	4.80%	4.98%	4.66%	5.61%
Yield on total earning assets	5.52%	5.74%	5.75%	5.73%	5.80%	5.69%	6.01%
Yield on total assets	5.20%	5.41%	5.44%	5.43%	5.50%	5.37%	5.69%
Cost of deposits	2.04%	2.20%	2.24%	2.23%	2.36%	2.17%	2.40%
Cost of borrowed funds	3.56%	3.61%	3.61%	3.62%	3.73%	3.60%	3.65%
Cost of interest-bearing liabilities	2.87%	3.06%	3.09%	3.08%	3.30%	3.03%	3.38%
Cost of funds (total earning assets)	2.09%	2.25%	2.27%	2.26%	2.39%	2.22%	2.43%
Cost of funds (total assets)	1.97%	2.12%	2.15%	2.14%	2.27%	2.09%	2.30%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$141,451	136,840	141,921	100,396	121,010	520,608	484,612
Purchase mortgage loans originated	$85,973	107,993	111,247	81,494	82,212	386,707	366,566
Refinance mortgage loans originated	$55,478	28,847	30,674	18,902	38,798	133,901	118,046
Mortgage loans originated with intent to sell	$116,886	111,334	112,323	80,453	100,628	420,996	380,076
Income on sale of mortgage loans	$3,376	3,482	3,219	2,455	3,768	12,532	11,695

CAPITAL
Tangible equity to tangible assets	9.37%	9.72%	9.49%	9.17%	8.91%	9.37%	8.91%
Tier 1 leverage capital ratio	11.30%	10.90%	10.93%	10.75%	10.60%	11.30%	10.60%
Common equity risk-based capital ratio	11.00%	11.33%	10.90%	10.90%	10.66%	11.00%	10.66%
Tier 1 risk-based capital ratio	11.82%	12.20%	11.75%	11.78%	11.54%	11.82%	11.54%
Total risk-based capital ratio	14.34%	14.87%	14.37%	14.44%	14.17%	14.34%	14.17%
Tier 1 capital	$704,776	685,440	666,068	647,795	633,134	704,776	633,134
Tier 1 plus tier 2 capital	$854,876	835,263	814,796	794,143	777,857	854,876	777,857
Total risk-weighted assets	$5,961,281	5,617,005	5,670,571	5,499,046	5,487,886	5,961,281	5,487,886
Book value per common share	$42.19	40.46	38.87	37.47	36.20	42.19	36.20
Tangible book value per common share	$36.78	37.41	35.82	34.42	33.14	36.78	33.14
Cash dividend per common share	$0.38	0.38	0.37	0.37	0.36	1.50	1.42

ASSET QUALITY
Gross loan charge-offs	$2,842	172	38	63	3,787	3,115	3,838
Recoveries	$206	726	147	175	150	1,254	977
Net loan charge-offs (recoveries)	$2,636	(554)	(109)	(112)	3,637	$1,861	2,861
Net loan charge-offs (recoveries) to average loans	0.23%	(0.05%)	(0.01%)	(0.01%)	0.31%	0.04%	0.06%
Allowance for credit losses	$58,191	59,129	58,375	56,666	54,454	58,191	54,454
Allowance to loans	1.21%	1.28%	1.24%	1.22%	1.18%	1.21%	1.18%
Nonperforming loans	$7,870	9,844	9,743	5,361	5,743	7,870	5,743
Other real estate/repossessed assets	$0	0	0	0	0	0	0
Nonperforming loans to total loans	0.16%	0.21%	0.21%	0.12%	0.12%	0.16%	0.12%
Nonperforming assets to total assets	0.12%	0.16%	0.16%	0.09%	0.09%	0.12%	0.09%

NONPERFORMING ASSETS - COMPOSITION
Commercial:
Commercial & industrial	$1,393	1,509	1,727	2,257	2,726	1,393	2,726
Land development & construction	$201	0	0	0	0	201	0
Owner occupied comm'l R/E	$517	0	0	41	42	517	42
Non-owner occupied comm'l R/E	$2,732	5,532	5,532	0	0	2,732	0
Multi-family & residential rental	$0	0	0	0	0	0	0
Total commercial	$4,843	$7,041	$7,259	$2,298	$2,768	$4,843	$2,768
Retail:
1-4 family mortgages	$2,971	2,767	2,484	3,063	2,975	2,971	2,975
Other consumer	$56	36	0	0	0	56	0
Total retail	$3,027	$2,803	$2,484	$3,063	$2,975	$3,027	$2,975
Total nonperforming assets	$7,870	$9,844	$9,743	$5,361	$5,743	$7,870	$5,743

NONPERFORMING ASSETS - RECON
Beginning balance	$9,844	9,743	5,361	5,743	9,877	5,743	3,615
Additions	$1,299	426	5,792	423	224	7,940	8,502
Return to performing status	$0	(27)	0	0	(102)	(27)	(102)
Principal payments	$(466)	(222)	(1,385)	(744)	(515)	(2,817)	(2,331)
Sale proceeds	$0	0	0	0	0	0	(200)
Loan charge-offs	$(2,807)	(76)	(25)	(61)	(3,741)	(2,969)	(3,741)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$7,870	9,844	9,743	5,361	5,743	7,870	5,743

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,374,522	1,337,729	1,375,368	1,314,383	1,287,308	1,374,522	1,287,308
Land development & construction	$117,373	70,806	67,520	68,790	66,936	117,373	66,936
Owner occupied comm'l R/E	$778,869	729,451	725,106	705,645	748,837	778,869	748,837
Non-owner occupied comm'l R/E	$1,110,674	1,091,210	1,134,012	1,183,728	1,128,404	1,110,674	1,128,404
Multi-family & residential rental	$537,224	521,111	519,152	479,045	475,819	537,224	475,819
Total commercial	$3,918,662	3,750,307	3,821,158	3,751,591	3,707,304	3,918,662	3,707,304
Retail:
1-4 family mortgages	$790,857	780,917	799,426	817,212	827,597	790,857	827,597
Other consumer	$112,369	83,936	77,435	67,746	65,880	112,369	65,880
Total retail	$903,226	864,853	876,861	884,958	893,477	903,226	893,477
Total loans	$4,821,888	4,615,160	4,698,019	4,636,549	4,600,781	4,821,888	4,600,781

END OF PERIOD BALANCES
Loans	$4,821,888	4,615,160	4,698,019	4,636,549	4,600,781	4,821,888	4,600,781
Securities	$1,102,230	855,138	826,415	787,583	730,352	1,102,230	730,352
Other interest-earning assets	$458,548	457,373	246,254	351,846	373,357	458,548	373,357
Total earning assets (before allowance)	$6,382,666	5,927,671	5,770,688	5,775,978	5,704,490	6,382,666	5,704,490
Total assets	$6,835,219	6,308,487	6,180,988	6,141,200	6,052,161	6,835,219	6,052,161
Noninterest-bearing deposits	$1,339,666	1,182,775	1,180,801	1,173,499	1,264,523	1,339,666	1,264,523
Interest-bearing deposits	$3,944,786	3,629,038	3,529,671	3,508,286	3,433,843	3,944,786	3,433,843
Total deposits	$5,284,452	4,811,813	4,710,472	4,681,785	4,698,366	5,284,452	4,698,366
Total borrowed funds	$730,778	739,688	740,685	749,711	649,528	730,778	649,528
Total interest-bearing liabilities	$4,675,564	4,368,726	4,270,356	4,257,997	4,083,371	4,675,564	4,083,371
Shareholders' equity	$724,884	657,630	631,519	608,346	584,526	724,884	584,526

AVERAGE BALANCES
Loans	$4,627,544	4,668,173	4,695,367	4,629,098	4,565,837	4,655,077	4,432,671
Securities	$880,619	841,853	803,264	763,095	720,632	822,584	657,901
Other interest-earning assets	$426,758	433,055	235,965	304,325	373,375	350,589	277,247
Total earning assets (before allowance)	$5,934,921	5,943,081	5,734,596	5,696,518	5,659,844	5,828,250	5,367,819
Total assets	$6,296,341	6,294,841	6,061,819	6,018,158	5,967,036	6,168,640	5,667,655
Noninterest-bearing deposits	$1,227,100	1,215,918	1,152,631	1,144,781	1,188,561	1,185,730	1,174,082
Interest-bearing deposits	$3,599,012	3,610,600	3,463,067	3,443,770	3,335,477	3,529,448	3,058,151
Total deposits	$4,826,112	4,826,518	4,615,698	4,588,551	4,524,038	4,715,178	4,232,233
Total borrowed funds	$720,499	749,679	749,811	738,628	770,838	739,632	796,016
Total interest-bearing liabilities	$4,319,511	4,360,279	4,212,878	4,182,398	4,106,315	4,269,080	3,854,167
Shareholders' equity	$671,029	640,495	616,229	594,145	582,829	630,452	554,544